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                                                                     EXHIBIT 4.3

                 STAND-ALONE RESTRICTED STOCK PURCHASE AGREEMENT

     This RESTRICTED STOCK PURCHASE AGREEMENT (the "Agreement") is entered into effective as of April 5, 2004 (the "Effective Date") between Conceptus, Inc. (the "Company") and Ulric Cote III (the "Participant").

     This restricted stock grant has been granted without stockholder approval as a stand-alone inducement grant pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). Certain capitalized terms used herein shall have the meanings given such terms in Section 17 of this Agreement.

     The Company and the Participant hereby agree as follows:

     1. Grant of Right and Sale of Restricted Stock. The Company has granted to the Participant a Stock Purchase Right (the "Right") to purchase 36,000 shares of restricted stock (the "Restricted Stock") at a purchase price of $0.003 per share (the "Purchase Price"). Pursuant to the Right, the Company hereby sells to the Participant and the Participant hereby purchases from the Company 36,000 shares of Restricted Stock. The Company hereby acknowledges receipt of the Purchase Price from the Participant in services previously rendered to the Company by the Participant. The Restricted Stock will be subject to the terms and conditions of this Agreement.

     2. Restricted Stock and Stock Certificates. The Company will cause its transfer agent to maintain a book entry account (a "BEA") reflecting the issuance of the Restricted Stock in the Participant's name. The Company's transfer agent will cause the Restricted Stock to be maintained as restricted stock in a BEA, until the Restricted Stock is either: (a) repurchased; or (b) vested. This Agreement will be evidence of the Participant's Restricted Stock and no certificate will be issued to Participant upon grant. The Company, or its transfer agent, will distribute to the Participant (or, if applicable, the Participant's designated beneficiary or other appropriate recipient in accordance with Section 11 hereof) certificates evidencing ownership of shares of the Company's common stock, par value $0.003 per share ("Common Stock") as and when provided in Sections 5 through 8 hereof.

     3. Rights as Stockholder. On and after the Effective Date, and except to the extent specifically provided herein, the Participant will be entitled to all the rights of a stockholder with respect to the Restricted Stock, including the right to vote the shares of Restricted Stock, the right to receive dividends and other distributions payable with respect to the shares of Restricted Stock, and the right to participate in any capital adjustment applicable to all holders of Common Stock. Notwithstanding the foregoing, a distribution with respect to shares of Common Stock, other than a regular cash dividend, will be deposited with the Company and will be subject to the same restrictions as the Restricted Stock.

     4.   Repurchase Option.

     (a) Subject to the provisions of Section 4(b) below, in the event of any voluntary or involuntary termination of the Participant's status as a Service Provider for any reason (including death or disability) before all of the shares of Restricted Stock are released from the Company's Repurchase Option (as defined below), the Company shall, upon the date of

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such termination (as reasonably fixed and determined by the Company), have an irrevocable, exclusive option, but not the obligation, for a period of 90 days from such date to repurchase all or any portion of the Unreleased Shares (as defined below) at such time (the "Repurchase Option") at the original purchase price per share (the "Repurchase Price"). The Repurchase Option shall be exercisable by the Company by written notice to the Participant or the Participant's executor and shall be exercisable, at the Company's option, by delivery to the Participant or the Participant's executor with such notice of a check in the amount of the purchase price for the shares being repurchased (the "Aggregate Repurchase Price"). Upon delivery of such notice and the payment of the Aggregate Repurchase Price, the Company shall become the legal and beneficial owner of the shares being repurchased and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of shares being repurchased by the Company. The Repurchase Option set forth in this Section 4(a) may be assigned by the Company in whole or in part in its sole and unfettered discretion. "Unreleased Shares" means any of the shares of Restricted Stock that, from time to time, have not yet been released from the Repurchase Option.

     (b) 100% of the Restricted Stock shall be released from the Repurchase Option on the three-year anniversary of the Effective Date. Notwithstanding the foregoing:

          (i) if the Company achieves greater than $50 million in [net sales] for the fiscal year ended December 31, 2005, as reflected in the audited financial statements for the Company for such period, then 100% of the Restricted Stock shall be released from the Repurchase Option on the second business day following the first public announcement by the Company of such net sales; or

          (ii) if the stock options of the Company held by the Participant shall become vested and immediately exercisable on an accelerated basis pursuant to a separate agreement with the Company upon the happening of certain change of control events, then such number of shares of Restricted Stock shall be released from the Repurchase Option as shall be equal to the formula (X*Y/Z), where (X) equals the number of Unreleased Shares, (Y) equals the number of shares underlying options held by the Participant that were so accelerated and (Z) equals the number of shares underlying options held by the Participant that were not vested immediately prior to such acceleration.

     5. Terms and Conditions of Distribution. As soon as practicable upon the execution of this Agreement, the Company will cause its transfer agent to make a BEA reflecting the issuance of the Restricted Stock to the Participant. As soon as practicable upon the release of any shares from the Repurchase Option, and assuming the Participant has paid to the Company, in cash, an amount sufficient to pay the withholding obligations with respect to the portion of the Restricted Stock then released, the Company will cause its transfer agent to make a BEA reflecting the removal of the restrictions on the portion of the Restricted Stock that has been released from the Repurchase Option. The Company or its transfer agent will distribute to the Participant certificates for shares of Common Stock underlying the released shares of Restricted Stock only after they vest if the Participant has paid the Company any required withholding obligations with respect to the vested shares, and only if the Participant requests a certificate.

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     Notwithstanding the foregoing, the Company will not make any BEA or distribute any shares of Common Stock under this Section 5 before the first date that those shares may be distributed to the Participant without penalty or forfeiture under federal or state laws or regulations governing short swing trading of securities. In determining whether a distribution would result in such a penalty or forfeiture, the Company and the Administrator may rely upon information reasonably available to them or upon representations of the Participant's legal or personal representative.

     6.   Transfer Restrictions; Legend on Stock Certificates.

          (a) Notwithstanding anything to the contrary contained in this Agreement, no shares of Restricted Stock may be transferred by the Participant (by assignment, sale, pledge, hypothecation or otherwise) before such shares have been released from the Repurchase Option.

          (b) Participant is familiar with the provisions of Rule 144, promulgated under the Securities Act of 1933, as amended (the "Securities Act") and Section 16 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Rule 144 permits the resale of securities by an "affiliate" (as defined in the Securities Act), subject to the satisfaction of certain conditions, including: (1) the resale being made through a broker in an unsolicited "broker's transaction" or in transactions directly with a "market maker" (as defined under the Exchange Act), (2) the availability of certain public information about the Company, (3) the amount of securities being sold during any three month period not exceeding the limitations specified in Rule 144(e), and (4) the timely filing of a Form 144, if applicable. Section 16 short-swing trading restrictions prohibit the purchase and sale of securities of the Company by an affiliate within the same six month-period.

          (c) While the Restricted Stock is maintained by the Company's transfer agent in uncertificated form in a BEA, the account will bear an appropriate notation to the effect that the Restricted Stock included in it is subject to the restrictions of this Agreement and Rule 144. The Company may instruct its transfer agent to impose stop transfer instructions with respect to any unvested portion of the Restricted Stock, or with respect to any vested shares of Common Stock that cannot be distributed to the Participant, his or her beneficiary, or his or her estate because the withholding tax obligations have not been paid to the Company or because distributing the shares would violate Rule 144 or federal or state laws or regulations regarding short swing profits in trading of securities.

          (d) The foregoing notation and stop transfer instructions will be removed from the account maintained for all or any portion of the Restricted Stock after the conditions set forth in Sections 4 and 5 of this Agreement and this Section 6 have been satisfied.

     7. Delivery of Certificates. Despite the provisions of Sections 4 and 5 of this Agreement, the Company is not required to issue or deliver any certificates for shares of Common Stock underlying any vested portion of the Restricted Stock if at any time the Company determines that the listing, registration or qualification of such shares of Common Stock upon any securities exchange or under any law, or the consent and approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of,

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or in connection with, the delivery of the shares of Common Stock hereunder, unless listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company.

     8. Withholding Tax. The Participant agrees to satisfy any withholding taxes, whether federal or state, triggered by the distribution of shares of Common Stock underlying the Restricted Stock granted pursuant to this Agreement or, if the Participant has executed a Section 83(b) Election, by the grant of the Restricted Stock. The Participant must satisfy the withholding obligation by rendering cash payment to the Company.

     9. No Right to Employment or Service. Nothing in this Agreement will be construed as creating any right in the Participant to continued employment with the Company, or as altering or amending the existing terms and conditions of the Participant's employment.

     10. Breach of Restrictive Covenant. The Participant agrees and acknowledges that if the Participant breaches any non-compete, non-solicitation or non-disclosure provision of any agreement between the Participant and the Company, including any restrictive covenant contained in the Participant's employment agreement, the breach will result in the immediate forfeiture of the Restricted Stock granted to him or her under this Agreement, even if and to the extent it may already have vested.

     11. Nontransferability. No interest of the Participant or any designated beneficiary in or under this Agreement may be assigned or transferred by voluntary or involuntary act or by operation of law. Distribution of shares underlying any vested portion of the Restricted Stock will be made only to the Participant; or, if the Administrator has been provided with evidence acceptable to it that the Participant is legally incompetent, the Participant's personal representative; or, if the Participant is deceased, to the designated beneficiary or other appropriate recipient. The Administrator may require personal receipts or endorsements of a Participant's personal representative, designated beneficiary or alternate recipient, and the Administrator will extend to those individuals the rights otherwise exercisable by the Participant with regard to any withholding tax election. Any effort to otherwise assign or transfer the rights under this Agreement will be wholly ineffective, and will be grounds for termination by the Administrator of all rights of the Participant and his or her beneficiary in and under this Agreement.

     12. Entire Agreement; Governing Law. This Agreement (and any agreements referenced in Section 4(b)(ii)) constitute the entire agreement of the parties with respect to the subject matter hereof and any and all prior oral or written representations are merged into this Agreement. This Agreement and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the Code or the laws of the United States, will be governed by the laws of the State of California, without giving effect to the principles of conflicts of law.

     13. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Agreement, and the Agreement will be construed and enforced as if the illegal or invalid provision had not been included.

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     14.  Binding Effect. This Agreement will be binding upon and will inure to the benefit of the Company and the Participant and, as and to the extent provided herein, their respective heirs, executors, administrators, legal representatives and assigns.

     15. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by written agreement between the Company and the Participant, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

     16.  Adjustments upon Changes in Capitalization, Merger or Asset Sale

          (a) In the event that the Company determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Company's sole discretion, affects the Common Stock such that an adjustment is determined by the Company to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under this Agreement with respect to the Restricted Stock, then the Company shall, in such manner as it may deem equitable, adjust the number and kind of shares of Common Stock (or other securities or property) subject to this Agreement.

          (b) In the event of any transaction or event described in Section 16(a), the Company, in its sole discretion, and on such terms and conditions as it deems appropriate, by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant's request, is hereby authorized to take any one or more of the following actions whenever the Company determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under this Agreement or to facilitate such transaction or event:

               (i) To provide for either the purchase of the Restricted Stock for an amount of cash equal to the amount that could have been obtained upon the realization of the Participant's rights had the Restricted Stock been currently fully vested or the replacement of the Restricted Stock with other rights or property selected by the Company in its sole discretion;

               (ii) To provide that the Restricted Stock be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

               (iii) To provide that immediately upon the consummation of such event, that some or all shares of the Restricted Stock may cease to be subject to repurchase, notwithstanding anything to the contrary in this Agreement.

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          (c)  If the Company undergoes an Acquisition, then any surviving corporation or entity or acquiring corporation or entity, or affiliate of such corporation or entity, may assume the Restricted Stock or may substitute similar stock awards (including an award to acquire the same consideration paid to the stockholders in the transaction described in this subsection 16(c)). In the event any surviving corporation or entity or acquiring corporation or entity in an Acquisition, or affiliate of such corporation or entity, does not assume the Restricted Stock or does not substitute similar stock awards for the Restricted Stock, then if the Participant's status as a Service Provider has not terminated prior to such event then all restrictions on the Restricted Stock shall lapse at least ten (10) days prior to the closing of the Acquisition.

          (d) The existence of this Agreement shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     17. Certain Definitions. As used herein, the following definitions shall apply:

          (a) "Acquisition" means (i) any consolidation or merger of the Company with or into any other corporation or other entity or person in which the stockholders of the Company prior to such consolidation or merger own less than fifty percent (50%) of the Company's voting power immediately after such consolidation or merger, or (ii) a sale of all or substantially all of the assets of the Company.

          (b)  "Board" means the Board of Directors of the Company.

          (c) "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute or statutes thereto. Reference to any particular Code section shall include any successor section.

          (d) "Consultant" means any consultant or adviser if: (i) the consultant or adviser renders bona fide services to the Company or any Parent or Subsidiary of the Company; (ii) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities; and (iii) the consultant or adviser is a natural person who has contracted directly with the Company or any Parent or Subsidiary of the Company to render such services.

          (e)  "Director" means a member of the Board.

          (f) "Employee" means any person, including an Officer or Director, who is an employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an

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Employee in the case of (i) any leave of absence approved by the Company or (ii)
transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. Neither service as a Director nor payment of a director's fee by the Company shall be sufficient, by itself, to constitute "employment" by the Company.

          (g) "Parent" means any corporation, whether now or hereafter existing (other than the Company), in an unbroken chain of corporations ending with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than fifty percent of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          (h)  "Service Provider" means an Employee, Director or Consultant.

          (i) "Subsidiary" means any corporation, whether now or hereafter existing (other than the Company), in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing more than fifty percent of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                            (Signature Page Follows)

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     IN WITNESS WHEREOF, the Company and the Participant have duly executed this
Agreement as of the day and year described in the first paragraph above.

                                               CONCEPTUS, INC.

                                               By: /s/ Gregory E. Lichtwardt
                                                   -----------------------------
                                               Its: Executive Vice President

                                               PARTICIPANT:

                                               /s/ Ulric Cote III
                                               ---------------------------------
                                               (Participant's Signature)

                                               Ulric Cote III
                                               ---------------------------------
                                               Name Printed

                                               Dated: May 7, 2004

                                               Residence Address:

                                                     [Residence Address]
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